VGrab Communications Inc. 810-789 West Pender St Vancouver, BC V6C 1H2

LOAN AGREEMENT

July 12, 2016

BSmart Technology Limited (the “Lender”) of Hong Kong, China agrees to advance USD$100,000 (the “Advance”) to VGrab Communications Inc. (the “Borrower”) of 789 W. Pender Street, Unit 810, Vancouver, BC V6C 1H2.

The funds will be advanced on July 13, 2016 (the “Effective date”) and will bear no interest.

The Borrower agrees to repay the Advance on demand.

The Lender may, in its sole discretion, request the Borrower to utilize the Advance to offset with the subscription monies of USD$100,000 for the private placement as stated in the Share Acquisition Agreement between Amber Key Limited and the Borrower.

LENDER	BORROWER

BSmart Technology Limited	VGrab Communications Inc.

Per:	Per:

/s/ Teang Son Thong	/s/ Jack P. Skurtys
Name: Teang Son Thong	Name: Jack P. Skurtys
Position: Director	Position: CEO